EXHIBIT 99.1
                                                             ------------



                                                           EXECUTION COPY












                        AGREEMENT AND PLAN OF MERGER

                                    among

                           EARTHSHELL CORPORATION,

                         EARTHSHELL TRIANGLE, INC.,

                          RENEWABLE PRODUCTS, INC.

                                     and

                           RENEWABLE PRODUCTS LLC










                          Dated as of June 17, 2005







                              TABLE OF CONTENTS



   1.   THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .  1
        (a)  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . .  1
        (b)  EFFECT OF MERGER  . . . . . . . . . . . . . . . . . . . .  2
        (c)  CONSUMMATION OF THE MERGER  . . . . . . . . . . . . . . .  2
        (d)  CERTIFICATE OF INCORPORATION  . . . . . . . . . . . . . .  2
        (e)  BY-LAWS . . . . . . . . . . . . . . . . . . . . . . . . .  2
        (f)  DIRECTORS AND OFFICERS  . . . . . . . . . . . . . . . . .  2

   2.   CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . .  2
        (a)  MERGERCO COMMON STOCK . . . . . . . . . . . . . . . . . .  3
        (b)  TARGET COMMON STOCK . . . . . . . . . . . . . . . . . . .  3

   3.   CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
        (a)  TIME AND PLACE OF CLOSING . . . . . . . . . . . . . . . .  3
        (b)  CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . .  3

   4.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER  . . . . . . . .  3
        (a)  CORPORATE ORGANIZATION, QUALIFICATION . . . . . . . . . .  3
        (b)  POWER AND AUTHORITY . . . . . . . . . . . . . . . . . . .  4
        (c)  CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . .  4
        (d)  CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . .  5
        (e)  CONSTITUENT DOCUMENTS; DIRECTORS AND OFFICERS . . . . . .  5
        (f)  FINANCIAL . . . . . . . . . . . . . . . . . . . . . . . .  5
        (g)  TITLE TO ASSETS . . . . . . . . . . . . . . . . . . . . .  6
        (h)  RELATED PARTY TRANSACTIONS  . . . . . . . . . . . . . . .  6
        (i)  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . .  7
        (j)  MATERIAL ADVERSE CHANGES  . . . . . . . . . . . . . . . .  7
        (k)  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . .  7
        (l)  PERMITS . . . . . . . . . . . . . . . . . . . . . . . . .  8
        (m)  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . .  8
        (n)  EMPLOYEE RELATIONS  . . . . . . . . . . . . . . . . . . .  8
        (o)  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . .  9
        (p)  LITIGATION  . . . . . . . . . . . . . . . . . . . . . . .  9
        (q)  LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . 10
        (r)  ENVIRONMENTAL . . . . . . . . . . . . . . . . . . . . . . 10
        (s)  REAL ESTATE . . . . . . . . . . . . . . . . . . . . . . . 10
        (t)  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . 11
        (u)  CAPITAL COMMITMENTS . . . . . . . . . . . . . . . . . . . 11

   5.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO  . . . . 11
        (a)  CORPORATE ORGANIZATION, QUALIFICATION . . . . . . . . . . 11
        (b)  POWER AND AUTHORITY . . . . . . . . . . . . . . . . . . . 12
        (c)  CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . 12
        (d)  CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . 12
        (e)  CONSTITUENT DOCUMENTS . . . . . . . . . . . . . . . . . . 13
        (f)  SEC REPORTS AND FINANCIAL . . . . . . . . . . . . . . . . 14
        (g)  LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . 15
        (h)  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . 15

        (i)  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . 15
        (j)  ENVIRONMENTAL . . . . . . . . . . . . . . . . . . . . . . 16
        (k)  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . 16
        (l)  LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
        (m)  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . 16
        (n)  TITLE TO ASSETS . . . . . . . . . . . . . . . . . . . . . 17
        (o)  RELATED PARTY TRANSACTIONS  . . . . . . . . . . . . . . . 17
        (p)  PERMITS . . . . . . . . . . . . . . . . . . . . . . . . . 18
        (q)  MATERIAL ADVERSE CHANGES  . . . . . . . . . . . . . . . . 18
        (r)  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . 18
        (s)  EMPLOYEE RELATIONS  . . . . . . . . . . . . . . . . . . . 18

   6.   CONDUCT PRIOR TO THE CLOSING . . . . . . . . . . . . . . . . . 19
        (a)  ACCESS  . . . . . . . . . . . . . . . . . . . . . . . . . 19
        (b)  PROVISION OF INFORMATION BY PARENT TO TARGET  . . . . . . 19
        (c)  CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . 19
        (d)  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . 19
        (e)  NO INTENTIONAL ACTS . . . . . . . . . . . . . . . . . . . 21
        (f)  CERTIFICATE OF DESIGNATION  . . . . . . . . . . . . . . . 21

   7.   CONDITIONS TO TARGET'S OBLIGATIONS . . . . . . . . . . . . . . 21

   8.   CONDITIONS TO PARENT'S OBLIGATIONS . . . . . . . . . . . . . . 22

   9.   RIGHT TO TERMINATE . . . . . . . . . . . . . . . . . . . . . . 23

   10.  REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

   11.  POST CLOSING AGREEMENTS  . . . . . . . . . . . . . . . . . . . 23
        (a)  FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . 23
        (b)  MANAGEMENT OF SURVIVING CORPORATION . . . . . . . . . . . 24
        (c)  NET OPERATING LOSSES  . . . . . . . . . . . . . . . . . . 24

   12.  DISCLOSURE OF CONFIDENTIAL INFORMATION . . . . . . . . . . . . 24
        (a)  OBLIGATION TO MAINTAIN CONFIDENTIALITY  . . . . . . . . . 24
        (b)  INJUNCTIVE RELIEF . . . . . . . . . . . . . . . . . . . . 25

   13.  INDEMNIFICATION OBLIGATIONS OF PARENT  . . . . . . . . . . . . 25

   14.  INDEMNIFICATION OBLIGATIONS OF STOCKHOLDER . . . . . . . . . . 26

   15.  ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . 26

   16.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . 27
        (a)  PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . 27
        (b)  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . 27
        (c)  FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . 28
        (d)  ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . 28
        (e)  SURVIVAL; NON-WAIVER  . . . . . . . . . . . . . . . . . . 28
        (f)  APPLICABLE LAW  . . . . . . . . . . . . . . . . . . . . . 28
        (g)  CONSENT TO JURISDICTION . . . . . . . . . . . . . . . . . 28
        (h)  BINDING EFFECT  . . . . . . . . . . . . . . . . . . . . . 29

        (i)  ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . 29
        (j)  AMENDMENTS  . . . . . . . . . . . . . . . . . . . . . . . 29
        (k)  HEADINGS  . . . . . . . . . . . . . . . . . . . . . . . . 29
        (l)  SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . 29
        (m)  COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . 29
        (n)  NO STRICT CONSTRUCTION  . . . . . . . . . . . . . . . . . 29
        (o)  GENDER  . . . . . . . . . . . . . . . . . . . . . . . . . 29
        (p)  INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . 29

                               INDEX OF TERMS


   Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . .  2
   Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Confidential  . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   Confidential Information  . . . . . . . . . . . . . . . . . . . . . 24
   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   Constituent Corporations  . . . . . . . . . . . . . . . . . . . . .  2
   Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . 10
   Environmental Permits . . . . . . . . . . . . . . . . . . . . . . . 10
   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . .  8
   Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Mergerco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . 12
   Parent Financial Statements . . . . . . . . . . . . . . . . . . . . 14
   Parent Interim Financial Statements . . . . . . . . . . . . . . . . 14
   Parent Series B Preferred Stock . . . . . . . . . . . . . . . . . . 13
   Parent Series C Preferred Stock . . . . . . . . . . . . . . . . . . 13
   Parent Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Parent's and Mergerco's Ancillary Documents . . . . . . . . . . . . 12
   Per Share Merger Consideration  . . . . . . . . . . . . . . . . . .  3
   Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   ReNewable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . .  1
   Target  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Target Leased Premises  . . . . . . . . . . . . . . . . . . . . . . 10
   Target Share  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Target's Ancillary Documents  . . . . . . . . . . . . . . . . . . .  4
   Target's Interim Financial Statements . . . . . . . . . . . . . . .  6
   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                        AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of June 17, 2005, by and among EarthShell Corporation, a Delaware corporation ("Parent"), EarthShell Triangle, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Mergerco"), ReNewable Products, Inc., a Delaware corporation ("Target"), and ReNewable Products LLC, a Delaware limited liability company and sole stockholder of Target ("Stockholder").

                               R E C I T A L S
                               ---------------

        A. Target is engaged in the business of manufacturing, marketing and distributing biodegradable plates and bowls (the
   "Business").


        B. The Board of Directors of Parent deems it advisable and in the best interests of Parent and its stockholders for Parent to enter the Business through the acquisition of Target.

        C. The Board of Directors of each of Parent, Mergerco and Target has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, Parent's acquisition of Target by means of a reverse merger of Mergerco with and into Target, upon the terms and subject to the conditions set forth herein;

        D. In furtherance thereof, the respective Boards of Directors of Mergerco and Target have approved this Agreement in accordance with the Delaware General Corporation Law, as amended ("DGCL"); and

        E. The parties hereto intend that the Merger (as defined herein) shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code").

                             A G R E E M E N T S
                             -------------------

        Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.   THE MERGER.

             (a) GENERAL. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as herein defined) and in accordance with the DGCL, Mergerco shall be merged with and into Target (the "Merger"), the separate corporate existence of Mergerco shall cease and Target shall continue as the surviving corporation under the corporate name "ReNewable Products, Inc." (the "Surviving Corporation").







        Mergerco and Target are sometimes referred to in this Agreement as the "Constituent Corporations".

             (b) EFFECT OF MERGER. Immediately following the Merger, the Surviving Corporation shall (i) possess all rights, privileges, immunities and franchises, both public and private, of the Constituent Corporations, (ii) be vested with all property, whether real, personal or mixed, and all debts due on whatever account, and all other causes of action, and all and every other interest belonging to or due to each of the Constituent Corporations, and (iii) be responsible and liable for all the obligations and liabilities of each of the Constituent Corporations, all with the effect set forth in the DGCL.

             (c) CONSUMMATION OF THE MERGER. At the Closing (as herein defined), the parties shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger and other appropriate documents (such certificates and other documents being hereinafter collectively referred to as the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required by the DGCL in connection with the Merger. The Merger shall become effective (i) at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or (ii) at such other time specified in the Certificate of Merger (the "Effective Time").

             (d) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Target, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation, until thereafter altered, amended or repealed in accordance with applicable law.

             (e) BY-LAWS. The By-Laws of Target, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the By-Laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

             (f) DIRECTORS AND OFFICERS. The directors and officers of Target in office immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed or qualified, as the case may be.

        2. CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Target or Mergerco or their respective stockholders:

             (a) MERGERCO COMMON STOCK. Each issued and outstanding share of capital stock of Mergerco shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

             (b) TARGET COMMON STOCK. Each share of capital stock of Target (a "Target Share") issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Target, which shall be cancelled) shall be converted into such number of fully paid and non-assessable shares of Series C Convertible Preferred Stock of Parent, par value $0.01 per share, as is equal to the quotient obtained by dividing 8,000,000 by the aggregate number of shares of capital stock of Target outstanding at the Effective Time (the "Per Share Merger Consideration"). From and after the Effective Time, all of the certificates representing the outstanding Target Shares shall be deemed to be no longer outstanding, not be transferable on the books of the Surviving Corporation, and shall represent solely the Per Share Merger Consideration.

        3.   CLOSING.

             (a) TIME AND PLACE OF CLOSING. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., prevailing business time, at the offices of Schiff Hardin LLP, 6600 Sears Tower, Chicago, Illinois, 60606, within three business days of the later to occur of (i) the satisfaction of all conditions to closing as set forth in Sections 7 and 8 hereto (other than those conditions to be satisfied at Closing) or (ii) the delivery by Target to Parent of a written notice of Target's intent to effect the Merger and consummate the transactions contemplated by this Agreement, or on such other date, or at such other place, as shall be agreed upon by Target and Parent. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

             (b) CLOSING DELIVERIES. At the Closing, the parties shall execute and deliver closing certificates, good standing certificates, third party consents, and other documents and instruments as are reasonably required in order to effectuate the consummation of the transaction contemplated hereby, including the documents and instruments set forth on EXHIBIT A attached hereto.

        4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent and Mergerco that:

             (a) CORPORATE ORGANIZATION, QUALIFICATION. Target is a corporation duly organized, existing and in good standing, under the laws of the State of Delaware. Target has all necessary corporate power and authority to conduct its business as its business is now being conducted. Target has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target. For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect (i) on the condition (financial or otherwise), business, assets, liabilities, properties or results of operations of Parent, Target, Mergerco or Stockholder, as applicable, taken as a whole, that is not a result of general changes in the economy or the industries in which such entities operate, or (ii) on the ability of Parent, Target, Mergerco or Stockholder, as applicable, to perform any obligations hereunder or under the transactions contemplated hereby such that the conditions set forth in Sections 8 or 9 would not be satisfied.

             (b) POWER AND AUTHORITY. This Agreement has been approved by the boards of directors, or managers, as applicable, of Target and Stockholder and, upon execution and delivery hereof, by the Stockholder as the sole stockholder of Target. No other action or approval is required by Target to authorize and approve this Agreement and the Merger, and Target has and will have full corporate power and authority to execute deliver and perform this Agreement and all documents and instruments to be executed by Target pursuant to this Agreement (collectively, the "Target's Ancillary Documents"). This Agreement and Target's Ancillary Documents have been duly executed and delivered by duly authorized officers of Target. Neither the execution and delivery of this Agreement and Target's Ancillary Documents by Target, nor the consummation by Target of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Target's Certificate of Incorporation or By laws, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award binding on Target. The execution, delivery and performance of this Agreement and the Target Ancillary Documents by the Target and the consummation by Target of the transactions contemplated thereby will not conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Target is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to Target or by which any property or asset of Target is bound or affected.

             (c) CONSENTS. No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Target of this Agreement and Target's Ancillary Documents and the consummation by Target of the transactions contemplated by this Agreement and Target's Ancillary Documents.

             (d) CAPITALIZATION. The authorized capital stock of Target prior to the Merger consists of 1,000 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding and owned of record and beneficially by Stockholder. All of the issued and outstanding Target Shares have been validly issued, are fully-paid and non-assessable. All of the issued and outstanding Target Shares are free and clear of all claims, actions, causes of action, suits, proceedings, debts, demands or liabilities of any kind (collectively, "Claims"). There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Target obligating Target to issue any securities of any kind. The issued and outstanding Target Shares were issued in compliance with all applicable federal and state securities laws. There are no stock appreciation rights, phantom stock or similar rights in existence with respect to Target. Target has no subsidiaries.

             (e)  CONSTITUENT DOCUMENTS; DIRECTORS AND OFFICERS.

                  (i) True and complete copies of the Certificate of Incorporation and all amendments thereto, the By-laws as amended and currently in force, all stock records, and all corporate minute books and records of Target have been furnished for inspection by Parent. Said stock records accurately reflect all share transactions and the current stock ownership of Target. The corporate minute books and records of Target contain true and complete copies of all resolutions adopted by the stockholder or the board of directors of Target, and any other action formally taken by Target. Target is not in violation of its Certificate of Incorporation or By-laws.

                  (ii) Section 4(e) of the Disclosure Schedule lists the
             directors and officers of Target.

             (f)  FINANCIAL.

                  (i) Target's books, accounts and records are, and have been, maintained in Target's usual, regular and ordinary manner, in accordance with generally accepted accounting practices, and all material transactions to which Target has been a party are properly reflected therein.

                  (ii) Complete and accurate copies of the unaudited
             consolidated balance sheet of Target as of April 30, 2005, and the unaudited consolidated statement of income of the Company and the Subsidiaries for the four month period then ended are included in Section 4(f) of the Disclosure Schedule ("Target's Interim Financial Statements").
             Target's Interim Financial Statements present accurately and completely the financial position of Target as of the respective dates thereof, and the results of operations and cash flows of Target for the respective periods covered thereby, in accordance with generally accepted accounting principles ("GAAP"), consistently applied, except for the omission of normal footnote disclosures required by GAAP and subject to customary year end adjustments in the ordinary course of business.

                  (iii) Target has no obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the "Liabilities") that would have a Material Adverse Effect except for liabilities provided for or reserved against in Target's Interim Financial Statements or incurred in the ordinary course of business since the date of Target's Interim Financial Statements.

             (g) TITLE TO ASSETS. Target owns or leases all tangible assets necessary for the conduct of its business as presently conducted, and at the Closing Date Target will own or lease all tangible assets necessary for the conduct of the business as proposed to be conducted as of the Closing Date. Target has good title to its assets, free and clear of any Claims. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of Target's assets has been recorded, filed, executed or delivered.

             (h)  RELATED PARTY TRANSACTIONS.  Except as set forth on
        Section 4(h) of the Disclosure Schedule, no Affiliate (as herein defined) of Target: (i) owns or leases any property or right, whether tangible or intangible, which is used by Target; (ii) has any claim or cause of action against Target; (iii) owes any money to Target or is owed money by Target; except future amounts owed under agreements set forth on Section 4(h) of the Disclosure Schedule; (iv) is a party to any contract or other arrangement, written or oral, with Target; or (v) provides services or resources to Target or is dependent on services or resources provided by Target. Section 4(h) of the Disclosure Schedule sets forth every business relationship (other than normal employment relationships) between Target, on the one hand, and Target's present or former officers, directors, employees or shareholders or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand, and attaches copies of all written agreements relating to such relationships. Parent and Mergerco acknowledge receipt of these agreements and their acceptance of the terms of each such agreement. No Affiliate of Target is engaged in any business which competes with the Business. As used herein, "Affiliate" means any person, association or organization that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another person, association or organization, and the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, association or organization, whether through the ownership of voting securities or equity interests, by contract or otherwise.

             (i) CONDUCT OF BUSINESS. Except in connection with the capitalization of Target as contemplated by Section 8(e) hereof, since the date of Target's Interim Financial Statements, Target has not: (i) sold or in any way transferred or otherwise disposed of any of its assets or property, except for cash applied in payment of liabilities in the usual and ordinary course of business; (ii) suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;
        (iii) made or suffered any material change in the conduct or nature of any aspect of its business; (iv) waived any right or canceled or compromised any debt or claim, other than in the ordinary course of business; (v) increased the compensation payable to any salaried employee except in the ordinary course of business consistent with past practices; (vi) paid, declared or set aside any dividend or other distribution on its securities of any class or purchased, exchanged or redeemed any of its securities of any class; (vii) made any change in accounting methods, principles or practices; or (viii) without limitation by the enumeration of any of the foregoing, except for the execution of this Agreement, entered into any transaction other than in the usual and ordinary course of business.

             (j) MATERIAL ADVERSE CHANGES. Since the date of Target's Interim Financial Statements, Target has not suffered or, to Target's knowledge been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or material loss of, any relationship between Target, on the one hand, and any of its customers, suppliers, advisors, or key employees, on the other hand.

             (k) CONTRACTS. Except as set forth on Section 4(h) of the Disclosure Schedule, Target is a not party to or bound by: (i) any agreement relating to the incurrence of indebtedness (including sale leaseback and capitalized lease transactions and similar financing transactions) proving for payment or repayment in excess of $100,000; (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K) or (iii) any non-competition agreement which purports to limit in any material respect the manner in which or the localities in which all or any portion of its business is or would be conducted (collectively, "Material Contracts"). All Material Contracts and all other contracts or instruments to which Target is a party or is bound are in full force and binding upon the parties thereto. No default by Target has occurred thereunder, Target has performed all of its obligations thereunder on a timely basis, and, to Target's knowledge, no default by the other contracting parties has occurred thereunder. To Target's knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Target thereunder. Complete and accurate copies of all Material Contracts (including any amendments or supplements thereto) have previously been made available to Parent.

             (l) PERMITS. Target possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business ("Permits"), and Target has not received any notice of proceedings relating to revocation or modification of any such certificate, authorization or permit.

             (m)  EMPLOYEE BENEFITS.

                  (i) Section 4(m)(i) of the Disclosure Schedule lists all Benefit Plans that cover any employee of Target.

                  (ii) Each Benefit Plan of Target subject to the
             Employee Retirement Income Security Act of 1974, as amended ("ERISA"), complies in all material respects and has been administered in compliance in all material respects with
             (A) the provisions of ERISA; (B) all provisions of the Code, applicable to secure the intended tax consequences; (C) all applicable state and federal securities laws; and (D) all other applicable laws, rules and regulations.

                  (iii) "BENEFIT PLANS" shall mean each incentive
             compensation, stock purchase, stock option, and other equity compensation plan, program or arrangement, each severance or termination pay, medical, surgical, hospitalization, life and other "welfare" plan, fund or program within the meaning of Section 3(1) of ERISA.

             (n) EMPLOYEE RELATIONS. Target is not involved in any labor dispute nor, to the knowledge of Target, is any such dispute threatened. None of Target's employees is a member of a union.

             (o) TAXES. Target has filed all Returns (as herein defined) required to be filed with respect to Taxes (as herein defined) and financial results of Target. All such Returns were correct and complete in all material respects. All Taxes payable by Target, whether or not shown on any Return, have been paid in full, and Target has fully complied with all applicable tax laws and agreements. The liabilities for Taxes reflected on the Target Interim Financial Statements are in accordance with GAAP and are sufficient for payment of all Taxes of Target that are accrued through the date of such financial statements and not yet due and payable. Target has and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Target Interim Financial Statements and ending on or before the Closing Date other than Taxes incurred in the ordinary course of business consistent with past practice as reflected on their Returns. Target has withheld and paid all Taxes or other amounts required to have been withheld and paid in connection with amounts paid or owing to any employee. Target has no subsidiaries, is not a party to any Tax allocation or Tax sharing or Tax indemnification agreement, has never been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar provision of state, local or foreign law. No claim has ever been made by an authority in a jurisdiction where Target does not file Returns that Target is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any liability for Taxes of Target claimed or raised by any taxing authority, and, there is no pending or, to Target's knowledge, threatened or anticipated audits or other investigations in respect of Taxes of Target. During the five-year period ending on the date of this Agreement, Target was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. The transaction contemplated herein is not subject to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. For purposes of this Agreement, "Taxes" (and, with correlative meanings, "Tax" and "Taxable") means all Federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and "Returns" shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

             (p) LITIGATION. There is no (i) litigation or proceeding, in law or in equity; (ii) proceedings or governmental investigations before any commission or other administrative authority; or (iii) claim made by any person or entity, in any case described in clauses (i), (ii) and (iii) above, pending, or, to Target's knowledge, threatened, against Target, its directors or officers, or with respect to or affecting Target's operations, business, products, sales practices or financial condition or related to the consummation of the transaction contemplated hereby.

             (q) LAWS. Target is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities. Target is not in material violation of, in material noncompliance with, or materially delinquent in respect to, any decree, order or arbitration award or law or statute, or regulation of or agreement with, any Federal, state or local governmental authority (or to which its properties, assets, personnel, business activities or real estate are subject or to which it, itself, is subject), including laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, and zoning ordinances and building codes.

             (r)  ENVIRONMENTAL.  To the knowledge of Target, Target:
        (i) is in material compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct the Business ("Environmental Permits") and (iii) is in compliance with all terms and conditions of such Environmental Laws and Environmental Permits.

             (s)  REAL ESTATE.

                  (i)  Target does not own any real property.

                  (ii) Target does not lease any real property other than
             the premises identified on Section 4(h) of the Disclosure Schedule as being so leased (the "Target Leased Premises"). The Target Leased Premises are leased to Target pursuant to a written lease, complete copies of which, including all amendments thereto, have been delivered to Parent. The lease for the Target Leased Premises is in full force and effect and all rentals, royalties or other payments accruing and due and to be paid thereunder prior to the date hereof have been fully paid. To Target's knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default thereunder.

             (t) INTELLECTUAL PROPERTY. Subject to the last sentence of this Section 4(t), Target owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct the Business as now conducted. Subject to the last sentence of this
        Section 4(t), Target does not have any knowledge of any infringement by Target of trademark, tradename rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and to the knowledge of Target, there is no claim, action or proceeding being made or brought against, or to the knowledge of Target, threatened against Target regarding trademark, tradename, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, and Target and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. Notwithstanding the foregoing, neither Target nor Stockholder makes any representation or warranty relating to any intellectual property or rights licensed to Target by Parent or any of its Affiliates.

             (u) CAPITAL COMMITMENTS. Stockholder's investors have committed at least Twelve Million Dollars ($12,000,000) of capital to Stockholder. As of the date of this Agreement, Stockholder has received from its investors, and invested in Target, Six Million Dollars ($6,000,000) of capital. Target will receive, and will invest in Target, the balance of its investors' capital commitments within thirty (30) days of the date hereof.

        5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO. Parent and Mergerco jointly and severally represent and warrant to Target and Stockholder as follows:

             (a) CORPORATE ORGANIZATION, QUALIFICATION. Parent and Mergerco are each corporations duly organized, existing and in good standing, under the laws of the State of Delaware. Each of Parent and Mergerco has all necessary power and authority to conduct its business as its business is now being conducted. Each of Parent and Mergerco has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of its assets requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth in the SEC Documents,

        Parent neither owns nor controls, directly or indirectly, any interest in any corporation, limited liability company, partnership or other entity.

             (b) POWER AND AUTHORITY. This Agreement has been approved by Parent's and Mergerco's board of directors and by Parent as sole stockholder of Mergerco. No other action or approval, including approval by Parent's stockholders, is required by Parent to authorize and approve this Agreement and the Merger, and each of Parent and Mergerco has and will have full corporate power and authority to execute deliver and perform this Agreement and all documents and instruments to be executed by Parent or Mergerco pursuant to this Agreement (collectively, the "Parent's and Mergerco's Ancillary Documents"). This Agreement and Parent's and Mergerco's Ancillary Documents have been duly executed and delivered by duly authorized officers of Parent or Mergerco, as applicable. Neither the execution and delivery of this Agreement and Parent's and Mergerco's Ancillary Documents by Parent and Mergerco, respectively, nor the consummation by Parent and Mergerco of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Parent's or Mergerco's Certificate of Incorporation or By laws, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award binding on Parent or Mergerco. The execution, delivery and performance of this Agreement and Parent's or Mergerco's Ancillary Documents by Parent and Mergerco and the consummation by Parent and Mergerco of the transactions contemplated thereby will not conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Parent or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations of The National Association of Securities Dealers Inc.'s OTC Bulletin Board on which the Parent Common Stock is quoted) applicable to Parent or any of its subsidiaries or by which any property or asset of Parent or Mergerco is bound or affected.

             (c) CONSENTS. No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Parent or Mergerco of this Agreement and Parent's and Mergerco's Ancillary Documents and the consummation by Parent and Mergerco of the transaction contemplated by this Agreement and Parent's and Mergerco's Ancillary Documents.

             (d) CAPITALIZATION. The authorized capital stock of Parent consists of (i) 40,000,000 shares of common stock, $0.01 par value per share ("Parent Common Stock"), of which 18,234,615 shares are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock, of which 100 shares are designated Series B Convertible Preferred Stock (the "Parent Series B Preferred Stock") and 8,000,000 shares will, upon filing of the Certificate of Designation attached hereto as EXHIBIT G (the "Certificate of Designation"), be designated Series C Convertible Preferred Stock (the "Parent Series C Preferred Stock"). One hundred shares of Parent Series B Preferred Stock and no shares of Parent Series C Preferred Stock are issued and outstanding. The Parent Common Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock shall be referred to collectively herein as the "Parent Stock". All of the issued and outstanding shares of Parent Stock (or shares which will be issued and outstanding as of the Effective Time) have been validly issued, are fully-paid and non-assessable. Section 5(d) of the Disclosure Schedule sets forth a complete and accurate list (including the number of shares of Parent Stock issuable thereunder) of all outstanding oral or written subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Parent obligating Parent to issue any securities of any kind, including Parent Stock. The issued and outstanding shares of Parent Common Stock were issued in compliance with all applicable federal and state securities laws. Except as set forth on Section 5(d) of the Disclosure Schedule, there are no stock appreciation rights, phantom stock or similar rights in existence with respect to Parent. Except as set forth on Section 5(d) of the Disclosure Schedule, (x) there are no outstanding debt securities of Parent,
        (y) there are no agreements or arrangements under which Parent is obligated to register for sale any of their securities under the Securities Act, and (z) there are no outstanding registration statements and there are no outstanding comment letters from the Securities Exchange Commission or other regulatory agency.
        Section 5(d) of the Disclosure Schedule sets forth a complete and accurate list of any (1) written or oral agreement, security or instrument containing anti-dilution or similar provisions or rights that prohibit the issuance of Parent Common Stock (or securities convertible or exchangeable into Parent Common Stock) or that prohibit such issuances at less than a certain price or that result in the right to receive additional shares of Parent Common Stock as a result of such issuances and (2) such agreements, securities or instruments that have resulted, or upon consummation of the transactions contemplated by this Agreement will result, in an increase in the number of outstanding securities of Parent pursuant to such provisions, and sets forth any increases in the outstanding securities of Parent that have or will result therefrom.

             (e) CONSTITUENT DOCUMENTS. True and complete copies of the Certificates of Incorporation and all amendments thereto, the By-laws as amended and currently in force, all stock records, and all corporate minute books and records of Parent and Mergerco have been furnished for inspection by Target. Said records of Parent Stock (or securities convertible or exchangeable into Parent Stock) and Mergerco accurately reflect all share transactions and the current ownership of Parent Stock (or securities convertible or exchangeable into Parent Stock) and Mergerco. The corporate minute books and records of Parent and Mergerco contain true and complete copies of all resolutions adopted by the stockholder or the board of directors of Parent, and any other action formally taken by Parent.

             (f)  SEC REPORTS AND FINANCIAL.

                  (i) Except as set forth on Schedule 5(f) of the Disclosure Schedule, since January 1, 2002, Parent has timely filed, all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under Securities Exchange Act of 1934, as amended (the "Exchange Act")(all such documents to be referred to collectively as "SEC Documents").

                  (ii) As of their respective dates, the SEC Documents
             did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein necessary to make the statements made therein, in light of the circumstances under which they were made.

                  (iii) Parent's books, accounts and records are, and have been, maintained in Parent's usual, regular and ordinary manner, in accordance with generally accepted accounting practices, and all material transactions to which Parent has been a party are properly reflected therein.

                  (iv) Complete and accurate copies of the audited
             consolidated balance sheet and statement of income, retained earnings, and cash flows, and notes to financial statements (together with any supplementary information thereto) of Parent, all as of and for the year ended December 31, 2004, are included in the SEC Documents (the "Parent Financial Statements"). Complete and accurate copies of the unaudited consolidated balance sheet of Parent as of March 31, 2005, and the unaudited consolidated statement of income of the Company and the Subsidiaries for the three month period then ended have also been provided to Target (the "Parent Interim Financial Statements"). The Parent Financial Statements and Parent Interim Financial Statements, have been prepared from, and are in accordance with, the books and records of Parent and its consolidated subsidiaries, have been prepared in accordance with GAAP, consistently applied during the period involved (except as may be stated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated subsidiaries as of the times and for the periods referred to therein.

                  (v) Parent has no Liabilities that would have a Material Adverse Effect except for liabilities provided for or reserved against in the Parent Interim Financial
             Statements.

             (g) LITIGATION. Except as set forth on Section 5(g) of the Disclosure Schedule or as disclosed in the SEC Documents, there is no (i) litigation or proceeding, in law or in equity;
        (ii) proceedings or governmental investigations before any commission or other administrative authority; or (iii) claim made by any person or entity, in any case described in clauses (i),
        (ii) and (iii) above, pending, or, to Parent's knowledge, threatened, against Parent, Parent's directors or officers, or with respect to or affecting Parent's operations, business, products, sales practices or financial condition or related to the consummation of the transaction contemplated hereby.

             (h) CONTRACTS. Except as set forth in Section 5(h) of the Disclosure Schedule, or as disclosed in the SEC Documents, Parent is a not party to or bound by any Material Contract. All Material Contracts and all other contracts or instruments to which Parent is a party or is bound are in full force and binding upon the parties thereto. No default by Parent has occurred thereunder, Parent has performed all of its obligations thereunder on a timely basis, and, to Parent's knowledge, no default by the other contracting parties has occurred thereunder. To Parent's knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Parent thereunder. Complete and accurate copies of all Material Contracts (including any amendments or supplements thereto) have previously been delivered to Target. Parent is not a party to or otherwise bound by any registration rights or similar agreements that would conflict with or otherwise affect, limit or cut-back the terms and rights granted to Stockholder under the Registration Rights Agreement to be entered into as of the Effective Time by Stockholder and Parent.

             (i) INTELLECTUAL PROPERTY. Parent owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Parent does not have any knowledge of any infringement by Parent of trademark, tradename rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and to the knowledge of Parent, there is no claim, action or proceeding being made or brought against, or to the knowledge of Parent, threatened against Parent regarding trademark, tradename, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, and Parent is unaware of any facts or circumstances which might give rise to any of the foregoing.

             (j)  ENVIRONMENTAL.  To the knowledge of Parent, Parent
        (i) is in material compliance with any and all Environmental Laws
        (ii) has received all Environmental Permits and (iii) is in compliance with all terms and conditions of such Environmental Laws and Environmental Permits.

             (k) EMPLOYEE BENEFITS. Except as set forth on Section 5(k) of the Disclosure Schedule, all Benefit Plans that cover any employee of Parent have been fully disclosed in the SEC Documents. Each Benefit Plan of Parent subject to ERISA complies in all material respects and has been administered in compliance in all material respects with (A) the provisions of ERISA (B) all provisions of the Code, applicable to secure the intended tax consequences (C) all applicable state and federal securities laws and (D) all other applicable laws, rules and regulations.

             (l) LAWS. Parent is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities. Parent is not in material violation of, in material noncompliance with, or materially delinquent in respect to, any decree, order or arbitration award or law or statute, or regulation of or agreement with, any Federal, state or local governmental authority (or to which its properties, assets, personnel, business activities or real estate are subject or to which it, itself, is subject), including laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, zoning ordinances and building codes and food and drug safety.

             (m) CONDUCT OF BUSINESS. Except as set forth on Section 5(m) of the Disclosure Schedule, since the date of Parent's Interim Financial Statements, Parent has not (i) sold or in any way transferred or otherwise disposed of any of its assets or property, except for cash applied in payment of liabilities in the usual and ordinary course of business; (ii) suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God; (iii) made or suffered any material change in the conduct or nature of any aspect of its business; (iv) waived any right or canceled or compromised any debt or claim, other than in the ordinary course of business;
        (v) made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $250,000 in the aggregate;
        (vi) increased the compensation payable to any salaried employee except in the ordinary course of business consistent with past practices; (vii) hired or terminated any employee who has an annual salary in excess of $50,000; (viii) borrowed any money or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed; (ix) paid, declared or set aside any dividend or other distribution on its securities of any class or purchased, exchanged or redeemed any of its securities of any class; (x) made any change in accounting methods, principles or practices; (xi) purchased any asset (whether or not in the ordinary course of business) for a cost in excess of $50,000; or
        (xii) without limitation by the enumeration of any of the foregoing, except for the execution of this Agreement, entered into any transaction other than in the usual and ordinary course of business.

             (n) TITLE TO ASSETS. Parent owns or leases all tangible assets necessary for the conduct of its business as presently conducted and as proposed to be conducted as of the Closing Date. Parent has good title to its assets, free and clear of any Claims, except as set forth on Section 5(n) of the Disclosure Schedule. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of Parent's assets has been recorded, filed, executed or delivered.

             (o)  RELATED PARTY TRANSACTIONS.  Except as set forth on
        Section 5(o) of the Disclosure Schedule or as disclosed in the SEC Documents, no Affiliate of Parent: (i) owns any property or right, whether tangible or intangible, which is used by Parent,
        (ii) has any claim or cause of action against Parent; (iii) owes any money to Parent or is owed money by Parent; (iv) is a party to any contract or other arrangement, written or oral, with Parent; or (v) provides services or resources to Parent or is dependent on services or resources provided by Parent. Section 5(o) of the Disclosure Schedule sets forth every business relationship (other than normal employment relationships) between Parent, on the one hand, and Parent's (or any subsidiary of Parent's) present or former officers, directors, employees or shareholders or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand, including any agreement or arrangement between Parent and E. Khashoggi Industries LLC ("EKI") and Affiliates of EKI.

             (p) PERMITS. Parent possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses and Parent has not received any notice of proceedings relating to revocation or modification of any such certificate, authorization or permit.

             (q) MATERIAL ADVERSE CHANGES. Since December 31, 2004, Parent has not suffered or, to Parent's knowledge, been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or material loss of, any relationship between Parent, on the one hand, and any of its (or its licensee's) customers, suppliers, licensors, licensees, advisors, or key employees, on the other hand.

             (r) TAXES. Except as set forth in the SEC Documents or as set forth on Section 5(r) of the Disclosure Schedule, Parent has filed all Returns required to be filed with respect to Taxes and financial results of Parent. All such Returns were correct and complete in all material respects. All Taxes payable by Parent, whether or not shown on any Return, have been paid in full, and Parent has fully complied with all applicable tax laws and agreements. No claim has ever been made by an authority in a jurisdiction where Parent does not file Returns that Parent is or may be subject to taxation by that jurisdiction. Parent has withheld and paid all Taxes or other amounts required to have been withheld and paid in connection with amounts paid or owing to any employee. There is no dispute or claim concerning any liability for Taxes of Parent claimed or raised by any taxing authority, and, there is no pending or, to Parent's knowledge, threatened or anticipated audits or other investigations in respect of Taxes of Parent. The transaction contemplated herein is not subject to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. As of December 31, 2003, Parent's consolidated net operating loss carryforward for U.S. income tax purposes and for each state to which Parent is obligated to file tax returns is set forth in Section 5(r) of the Disclosure Schedule. Since such date, there has been no material reduction to such net operating loss carry forwards. The transactions contemplated by this Agreement will not result in any reduction in Parent's consolidated Federal net operating loss carryover under Code section 382 or under any applicable state income tax law.

             (s) EMPLOYEE RELATIONS. Parent is not involved in any labor dispute nor, to the knowledge of Parent, is any such dispute threatened. None of Parent's employees is a member of a union.

        6. CONDUCT PRIOR TO THE CLOSING. Between the date hereof and the Closing Date:


             (a) ACCESS. Each party to this Agreement shall and shall cause (as applicable) its subsidiaries to give to the officers, employees, agents, attorneys, consultants, accountants and lenders of the other parties hereto reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of each such party and shall furnish to the other parties hereto and such persons as such other parties shall designate such information as such persons may at any time and from time to time reasonably request in order to permit each such party to complete its respective due diligence investigation pertaining to the transactions contemplated by this Agreement. All such information shall be subject to the confidentiality provisions set forth in Section 12 hereof.

             (b) PROVISION OF INFORMATION BY PARENT TO TARGET. In addition to the covenants set forth in Section 6(a) above, Parent shall also provide to Target:

                  (i) All financial information pertaining to Parent as is provided to the Board of Directors and other members of management of Parent, including monthly financial reports, budgets, and financial projections; and

                  (ii) Any information regarding EKI and the financial,
             business and other agreements and arrangements in place by and between Parent and EKI, or its Affiliates, as Target may request.

             (c) CONSENTS. Each party hereto shall use its best efforts and make every good faith attempt and shall cooperate with each other to obtain all consents to the consummation of the transaction contemplated hereby under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument, or Permit, where the consummation of the transaction contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent (the "Consents").

             (d) CONDUCT OF BUSINESS. Each party hereto shall carry on its business in the usual and ordinary course, consistent with past practices and shall use its best efforts to preserve its business and the goodwill of its customers, suppliers and others with which each such party has business relations and to retain its business organizational capability. Without limiting the foregoing, without the prior written consent of the other parties hereto, and without limiting the generality of any other provision of this Agreement, no party hereto shall: (i) amend its

        Certificate of Incorporation or By-laws (except, in the case of Parent, in connection with the Certificate of Designation and the decrease or increase in the number of directors); (ii) make any change in its authorized shares of stock, (iii) issue any shares of stock of any class, or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of any party hereto or any subsidiary thereof, or to other equity securities of any such party, or grant any stock appreciation or similar rights, except, in the case of Parent, upon the exercise or conversion of options, warrants or other convertible securities outstanding as of the date hereof; (iv) make distributions of any kind to EKI other than those expressly disclosed to Target prior to the Closing; (v) incur, assume or guarantee any long-term or short-term indebtedness; (vi) directly or indirectly, enter into, assume or amend any contract, agreement, obligation, lease, license or commitment other than in the usual and ordinary course of business in accordance with past practices; (vii) make any change to its accounting methods or principles, or make any Tax elections; and (viii) pay, declare, accrue or set aside any dividends or any other distributions, in cash, property or otherwise, on its securities of any class or purchase, exchange or redeem any of its securities of any class. Notwithstanding the foregoing, nothing in this Section 6(d) shall prohibit (A) Target from taking such action and entering into such agreements and other transactions, including incurring indebtedness, as are necessary or advisable in connection with the fit-up of the Lebanon facility, the acquisition of 16 plate making machines and the commercial operation of such machines and the sale of products, or negotiating, finalizing and entering into employment agreements with certain key employees of Target, which may include the terms set forth on Section 6(d)(A) of the Disclosure Schedule or (B) Parent from (x) issuing additional shares of Parent Common Stock to Cornell Capital Partners, LP pursuant to the Standby Equity Distribution Agreement dated as of March 23, 2005 between Parent and Cornell Capital Partners, LP, as in effect on the date of this Agreement, or (y) issuing additional shares of Parent Common Stock to Defined Portfolio Management, LLC in a "PIPE" transaction having the following terms: (1) Parent may issue up to 4,000,000 shares of Parent Common Stock at $4.00 per share or the then market price, but in no event less than $3.00 per share; (2) in connection with such issuance, Parent may issue a warrant exercisable for not more than three years for up to 500,000 shares of Parent Common Stock at an exercise price of at least $5.00 per share; (3) the proceeds of any such transaction shall be used to discharge indebtedness of Target (including indebtedness that is convertible into Parent Common Stock) or to redeem other securities of Parent that are convertible into Parent Common Stock; (4) such PIPE transaction shall not contain any terms or conditions requiring the consent of Defined Portfolio Management, LLC or any other party to the transactions contemplated by this Agreement; and (5) any such PIPE transaction shall not be reasonably likely to interfere with the consummation of the transactions contemplated by this Agreement. Parent shall provide Stockholder with copies of all documentation relating to any proposed PIPE transaction at least fifteen (15) days prior to entering into any definitive agreements regarding such transaction.

             (e) NO INTENTIONAL ACTS. No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

             (f) CERTIFICATE OF DESIGNATION. Parent will file the Certificate of Designation with the Secretary of State of the State of Delaware.

        7. CONDITIONS TO TARGET'S OBLIGATIONS. The obligation of Target to close the transactions contemplated hereby is subject to the satisfaction or waiver of all of the following conditions on or prior to the Closing Date:

             (a) Each and every representation and warranty made by Parent and Mergerco shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date, except for changes resulting from actions permitted under
        Section 6 hereof or as agreed to by Stockholder.

             (b) All obligations of Parent and Mergerco to be performed hereunder through, and including on, the Closing Date (including all obligations which Parent and would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

             (c) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

             (d) Parent shall have delivered to Target the written opinion of Gibson Dunn & Crutcher LLP, counsel for Parent, dated as of the Closing Date, in substantially the form of EXHIBIT B attached hereto.

             (e) All of the Consents listed on EXHIBIT C shall have been obtained and delivered to Target.

        8. CONDITIONS TO PARENT'S OBLIGATIONS. The obligation of Parent and Mergerco to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

             (a) Each and every representation and warranty made by Stockholder shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date except for changes resulting from actions permitted under Section 6 hereof or as agreed to by Parent.

             (b) All obligations of Target to be performed hereunder through, and including on, the Closing Date (including all obligations which Target would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

             (c) All of the Consents listed on EXHIBIT D shall have been obtained and delivered to Parent.

             (d) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

             (e) Target shall have provided evidence of (i) its payment under Purchase Order Number CE-00001, which provides Target with 16 ATW/DTE Modules installed and operational with full support equipment including but not limited to mixing equipment to support at least 16 Modules, conveyors and stackers for at least 9" plates and 12 oz bowls; (ii) installed electrical, air and water systems in the Lebanon, Missouri facility for operational support of such machines; (iii) financing in an amount equal to $1,000,000 plus or minus any amount due or owed under the Purchase Order for start-up costs, closing costs, initial operating losses and working capital, plus amounts available under one or more credit facilities, if needed, to provide additional funding to support ongoing working capital needs; and
        (iv) compliance with Section 4(u) hereof. Target shall also provide (A) confirmation that (1) the 16 plate making machines have passed such completion tests as are set forth in the Purchase Order and (2) royalties have been accrued or paid to Parent pursuant to the Sublicense Agreement by and between Parent and Target, and (B) a pro forma balance sheet as of the Closing demonstrating that Target's equity and debt financing are adequate to operate the 16 modules without additional funding being required from Parent.

             (f) Target shall have delivered to Parent the written opinion of Schiff Hardin LLP, counsel to Target, dated as of the

        Closing Date, in substantially the form of EXHIBIT E attached hereto.

             (g) To the extent the directors and officers of Target shall no longer be the persons identified on Section 4(e) of the Disclosure Schedule, such successor directors and officers shall be reasonably acceptable to Parent.

        9. RIGHT TO TERMINATE. Anything to the contrary herein notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 15(b):

             (a)  By mutual consent;

             (b) by Target at any time prior to the Closing for any reason; and

             (c) by either Target or Parent if the Closing shall not have occurred at or before 11:59 p.m., on March 31, 2006; provided, however, that the right to terminate this Agreement under this Section 9(c) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

        10. REMEDIES. In the event of a breach of this Agreement before Closing, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including reasonable attorneys' fees).

        11.  POST CLOSING AGREEMENTS.  From and after the Closing:

             (a) FURTHER ASSURANCES. The parties shall execute such further documents, and perform such further acts, as may be necessary to consummate the transactions contemplated hereby, on the terms herein contained, and to otherwise comply with the terms of this Agreement. In furtherance of the foregoing, if, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are reasonably necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, permits, licenses, franchises, properties or assets of either of Parent or Target, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Parent or Target, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such corporations, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, permits, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

             (b) MANAGEMENT OF SURVIVING CORPORATION. Surviving Corporation shall operate as an independent subsidiary of Parent, operating as an independent licensee of Parent subject to the terms and conditions of the Sublicense Agreement between Parent and Target, but shall report to the Board of Directors of Parent for budgetary and strategic approval.

             (c) NET OPERATING LOSSES. Following the Closing, Parent will make commercially reasonable efforts not to take any action that will result in a change of control that will trigger the limitations set forth in Section 382 of the Code.

        12.  DISCLOSURE OF CONFIDENTIAL INFORMATION.

             (a) OBLIGATION TO MAINTAIN CONFIDENTIALITY. Parent, Mergerco, Target and Stockholder each agree that for the longest period permitted by law following the date of this Agreement, such party shall, and shall cause such party's Affiliates to, maintain all Confidential Information of the other parties in confidence and shall not disclose any such Confidential Information to anyone outside of the parties hereto, and such party shall, and shall cause such party's Affiliates to, not use any Confidential Information for its own benefit or the benefit of any third party. Nothing in this Agreement, however, shall prohibit such party from using or disclosing Confidential Information to the extent required by law. If such party is required by applicable law to disclose any Confidential Information, such party shall (1) provide the applicable party hereto with prompt notice before such disclosure in order that such party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (2) cooperate with the applicable party hereto in attempting to obtain such order or assurance. "Confidential Information" means information regarding Parent, its subsidiaries, Target, Stockholder or the Business to the extent it is Confidential, including the following: (1) information regarding Parent's or Target's or the Business' operations, assets, liabilities or financial condition; (2) information regarding Parent's, Target's or the Business' pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, purchasing or manufacturing;
        (3) information regarding Parent's, Target's or the Business' other employees or sales representatives, including their identities, responsibilities, competence and compensation;

        (4) customer lists or other information regarding Parent's, Target's or the Business' current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (5) information regarding Parent's, Target's or the Business'' current or prospective vendors, suppliers, distributors or other business partners;
        (6) forecasts, projections, budgets and business plans regarding Parent, Target or the Business; (7) information regarding Parent's, Target's or the Business' planned or pending acquisitions, divestitures or other business combinations;
        (8) Parent's, Target's or the Business' trade secrets and proprietary information; (9) technical information, patent disclosures and applications, copyright, applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case regarding Parent's, Target's or the Business' current, future or proposed products or services (including information concerning Target's research, experiment work, development, design details and specifications, and engineering); and (10) Parent's, Target's or the Business' website designs, website content, proposed domain names, and data bases. "Confidential" means not generally available to the public. Information shall not be considered to be generally available to the public if it is made public in violation of this Agreement or by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to Target.

             (b) INJUNCTIVE RELIEF. Parent, Mergerco, Target and Stockholder each specifically recognizes that any breach of
        Section 12 hereof will cause irreparable injury to the other parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), the parties agree that in the event of any such breach, the party alleging damage by such breach shall be entitled to seek injunctive relief in addition to such other legal and equitable remedies that may be available. Parent, Mergerco, Target and Stockholder each recognize that the territorial, time and scope limitations in Section 12 hereof are reasonable and properly required for the protection of Parent, Mergerco, Target and Stockholder and in the event that any of such limitation or the absence of such time limitation, is deemed to be unreasonable by a court of competent jurisdiction, each such party agrees and submits to the imposition of such a limitation as said court shall deem reasonable.

        13. INDEMNIFICATION OBLIGATIONS OF PARENT. From and after the Closing, Parent shall defend, indemnify, save and keep harmless Stockholder and its officers, directors, shareholders, managers, members, successors and permitted assigns against and from all Damages (as herein defined) sustained or incurred by any of them resulting from or arising out of or by virtue of: (a) any inaccuracy in or breach of any representation and warranty made by Parent or Mergerco in this Agreement or in any closing document delivered to Target or Stockholder in connection with this Agreement, for as long as such representation and warranty survives; or (b) any breach by Parent or failure by Parent to comply with, any of its covenants or obligations under this Agreement. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any claim.

        14. INDEMNIFICATION OBLIGATIONS OF STOCKHOLDER. From and after the Closing, Stockholder shall defend, indemnify, save and keep harmless Parent from all Damages sustained or incurred by Parent resulting from or arising out of or by virtue of: (a) any inaccuracy in or breach of any representation and warranty made by Stockholder in this Agreement or in any closing document delivered to Parent by Stockholder in connection with this Agreement, for as long as such representation and warranty survives; or (b) any breach by Target of, or failure by Target to comply with, any of its covenants or obligations under this Agreement. For a period of two (2) years following the Closing, prior to making any distribution of shares of Series C Convertible Preferred Stock of Parent or Parent Common Stock to any of its members (other than a distribution in exchange for fair consideration), Stockholder shall obtain such member's agreement to assume a pro rata share of Stockholder's indemnification obligations under the preceding sentence, based on the number of shares distributed to such member.

        15. ARBITRATION. In the event that following the Closing there is any dispute with respect to any claim made by a party seeking indemnification hereunder, the parties shall negotiate in good faith to resolve such dispute within fifteen (15) days of notice thereof.
   In the event that the parties cannot settle such dispute within such time, either party may submit such dispute to binding arbitration by notifying the other party, in writing, of such submission. Each party shall have the right to be represented by counsel and shall have the right to discovery to the full extent permitted by the rules governing civil litigation in the state of Delaware. Such party submitting a dispute for binding arbitration shall submit a demand which shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. The arbitration shall be conducted by JAMS/Endispute in either Chicago, Illinois or New York, New York, under the arbitration rules and procedures of JAMS/Endispute, and any judgment on the award rendered by the arbitrator(s) shall be final and binding may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted by a panel of three (3) neutral and impartial arbitrators, as selected and administered by JAMS/Endispute. The arbitrators designated hereunder shall not now or in the three years preceding such arbitration, be an employee, consultant, officer, director or shareholder of any party or have now or in the three (3) years preceding such arbitration, have any business relationship with any party. Within ten (10) calendar days after the arbitrators are appointed, the arbitrators shall schedule the arbitration for a hearing to commence on a the earliest mutually convenient date, but not later than fifteen (15) days after the time the hearing is scheduled. The hearing shall commence reasonably promptly after the arbitrator is appointed and shall continue from day to day until completed. The decision of the arbitrator shall be final and binding on the parties and not subject to appeal in any court of law.

        16.  MISCELLANEOUS.

             (a) PUBLICITY. Except as otherwise required by law, the parties hereto shall refrain from, and shall cause their representatives to refrain from, directly or indirectly, making any press release or other public disclosure or otherwise informing any customer, supplier or other person with which Parent or Target has a business relationship, with respect to the transactions contemplated by this Agreement, without giving the other party twenty-four hours prior written notice of the content of such proposed release or disclosure.

             (b) NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two
        (2) business days following its delivery by facsimile. All notices shall be addressed as follows: (1) if to Parent, addressed to EarthShell Corporation, 3916 State Street, Santa Barbara, California 93110, attention Simon K. Hodson, telecopier: (805) 563-7954, with a copy to Gibson Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067-3026 attention Robert K. Montgomery, Esq., telecopier:
        (310) 552-7021; and (2) if to Target or Stockholder, addressed to ReNewable Products, LLC, 100 South Brentwood Blvd., St. Louis, MO 63105, telecopier: (314) 727-2118, attention: James A. Cooper with a copy to Schiff Hardin LLP, 6600 Sears Tower, Chicago, Illinois, 60606, telecopier: (312) 258-5600, attention: Roger R.

        Wilen, Esq.; and/or (3) to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 15(b).

             (c) FEES AND EXPENSES. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including attorneys', accountants' and other professional fees and expenses.

             (d) ENTIRE AGREEMENT. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties. Each exhibit, and the Disclosure Schedule, shall be considered incorporated into this Agreement.

             (e) SURVIVAL; NON-WAIVER. All representations and warranties shall survive the Closing for a period of two (2) years, regardless of any investigation or lack of investigation by any of the parties hereto. For purposes of the Closing, the parties shall be deemed to have remade their respective representations and warranties as of the Closing, except for those representations and warranties that speak as of a particular date. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

             (f) APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State, without regard to any conflict of law principles of the State of Delaware.

             (g) CONSENT TO JURISDICTION. The parties hereto irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court within the County of New Castle in the State of Delaware for enforcement of this Agreement. The parties hereto irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

             (h) BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

             (i) ASSIGNMENT. This Agreement shall not be assignable by any party without the prior written consent of all parties.

             (j) AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

             (k) HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

             (l) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

             (m) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

             (n) NO STRICT CONSTRUCTION. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any Person.

             (o) GENDER. As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires.

             (p)  INTERPRETATION.  Whenever the term "include" or
        "including" is used in this Agreement, it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated.

        The words "hereof", "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision. "Knowledge" of Parent, or other words of similar import such as "to Parent's knowledge," shall mean the actual conscious knowledge of Simon Hodson, Vince Truant and Scott Houston after reasonable investigation. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.

              [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                 EARTHSHELL CORPORATION

                                 By:  Simon K. Hodson
                                      ________________________________

                                 Name:  Simon K. Hodson
                                 Its:   CEO


                                 By:  Scott Houston
                                      ________________________________
                                 Name:  Scott Houston
                                 Its:   CFO


                                 EARTHSHELL TRIANGLE, INC.

                                 By:  Simon K. Hodson
                                      ________________________________

                                 Name:  Simon K. Hodson
                                 Its:   CEO


                                 RENEWABLE PRODUCTS, INC.

                                 By:  James A. Cooper
                                      ________________________________

                                 Name:  James A. Cooper
                                 Its:   VP


                                 RENEWABLE PRODUCTS LLC

                                 By:  James A. Cooper
                                      ________________________________

                                 Name:  James A. Cooper
                                 Its:   VP

                                  EXHIBIT A

                             CLOSING DELIVERIES
                             ------------------

   1.   Target's Deliveries
        -------------------

        (a) Registration and Investor Rights Agreement, by and among Parent and Stockholder

        (b) Copies of Certificate of Incorporation and By-laws, certified by the Secretary of State of the State of Delaware and the Secretary of Target

        (c)  Merger Certificate

        (d) Certificate of Good Standing issued by the State of Delaware and Missouri

        (e)  Closing Certificate including incumbency


   2.   Parent's Deliveries
        -------------------

        (a) Registration and Investor Rights Agreement by and among Parent and Stockholder

        (b)  EKI Lock-up Agreement in the form attached hereto as Exhibit
             F

        (c) Copies of Certificate of Incorporation and By-laws for Parent and Mergerco, certified by the Secretary of State of the State of Delaware and the Secretary of Parent and Mergerco, as applicable and the Secretary of Mergerco

        (d)  Merger Certificate

        (e) Certificate of Good Standing issued by the State of Delaware and the State of California for Parent and Mergerco

        (f)  Certificates representing Parent Series C Preferred Stock









                                     A-1







                                  EXHIBIT B

                       FORM OF PARENT'S LEGAL OPINION
                       ------------------------------




                                SEE ATTACHED











































                                     B-1







                                  EXHIBIT C

                 MATERIAL CONSENTS TO BE OBTAINED BY PARENT
                 ------------------------------------------


   1.   Consent of Cornell Capital Partners, LP














































                                     C-1







                                  EXHIBIT D

                 MATERIAL CONSENTS TO BE OBTAINED BY TARGET
                 ------------------------------------------


                                    None.














































                                     D-1







                                  EXHIBIT E

                       FORM OF TARGET'S LEGAL OPINION
                       ------------------------------


                                SEE ATTACHED














































                                     E-1







                                  EXHIBIT F

                            EKI LOCK-UP AGREEMENT
                            ---------------------

                                SEE ATTACHED















































                                     F-1







                                  EXHIBIT G

                         CERTIFICATE OF DESIGNATION
                         --------------------------

                                SEE ATTACHED















































                                     G-1